Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-84344 and No. 333-87633) on Form S-8 and the registration statements (No. 333-130193, No. 333-134867 and No. 333-180684) on Form S-3 of Ferrellgas Partners, L.P. of our report dated May 29, 2015, with respect to the consolidated balance sheets of Bridger Logistics, LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, which report appears in the Form 8-K of Ferrellgas Partners, L.P. dated June 1, 2015.

/s/ KPMG LLP

Dallas, Texas

June 1, 2015